Exhibit 99.1
Isoplexis Corporation
List of Subsidiaries of the Registrant

IsoPlexis UK Limited (organized under the laws of the United Kingdom)

IsoPlexis (Shanghai) Trading Co., Ltd. (organized under the laws of the People’s Republic of China)